Exhibit 23(b)

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Energy Future Holdings Corp. Registration Statement No. 333-172332 on Form S-8 of our report dated February 20, 2012, relating to the financial statements of Oncor Electric Delivery Holdings Company LLC and subsidiaries, appearing in the Annual Report on Form 10-K of Energy Future Holdings Corp. for the year ended December 31, 2011.
/s/ Deloitte & Touche LLP
Dallas, Texas
February 20, 2012